Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:
Robert S. Schneider	Maria F. Slippen
USI Holdings Corporation	USI Holdings Corporation
914-749-8502	914-749-8511
rschneider@usi.biz	maria.slippen@usi.biz

USI Holdings Corporation Announces New Credit Facility

BRIARCLIFF MANOR, NY- March 27, 2006—USI Holdings Corporation (Nasdaq: USIH) today announced that it has closed on a new $285 million senior secured credit facility. The new facility consists of a $210 million term loan and a $75 million revolving credit facility with final maturities in 2011. In addition, the Company has restructured several financial covenants and other limitations as part of the new facility to enhance financial and operating flexibility. Proceeds from the new term loan facility drawn on the closing date were used to refinance all outstanding amounts under the existing credit facility and amounts under the new revolving credit facility will be used for general corporate purposes. In connection with this transaction, the Company will record expense of approximately $2.1 million to write-off the unamortized deferred financing costs on the prior credit facility.

About USI Holdings Corporation -

Founded in 1994, USI is a leading distributor of insurance and financial products and services to businesses throughout the United States. USI is headquartered in Briarcliff Manor, NY, and operates out of 71 offices in 19 states.